       As filed with the Securities and Exchange Commission on May 5, 1999.
                                                   Registration No. 333-

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                              DUPONT PHOTOMASKS, INC.
               (Exact name of registrant as specified in its charter)

                   DELAWARE                               74-2238819
        (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)                 Identification No.)

                             131 OLD SETTLERS BOULEVARD
                              ROUND ROCK, TEXAS 78664
                      (Address of Principal Executive Offices)

                         1998 EMPLOYEE STOCK PURCHASE PLAN
                              (Full title of the plan)

              John M. Lynn                                  Copy to:
Executive Vice President and General Counsel         Ronald G. Skloss, Esq.
        131 Old Settlers Boulevard              Brobeck, Phleger & Harrison LLP
          Round Rock, Texas 78664                      301 Congress Avenue
              (512) 310-6500                                Suite 1200
   (Name, address and telephone number,                 Austin, Texas 78701
including area code, of agent for service)                 (512) 477-5495

                            CALCULATION OF REGISTRATION FEE


     Title of                                         Proposed Maximum     Proposed Maximum      Amount of
 Securities to Be                   Amount to be       Offering Price     Aggregate Offering    Registration
 to be Registered                   Registered(l)       per Share(2)           Price(2)             Fee
--------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
$0.01 par value per share.........  1,500,000              $43.375              $65,062,500        $18,087.38

(1) Under Rule 416 of the Securities Act of 1933, this registration statement is deemed to include additional shares of common stock issuable under the terms of the 1998 Employee Stock Purchase Plan to prevent dilution resulting from any future stock split, stock dividend, recapitalization or similar transaction which occurs without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act of 1933. Accordingly, the price per share of the common stock offered under the plan is based upon 1,500,000 shares of common stock reserved for issuance under the plan at a price per share of $43.375, which is the average of the high and low prices reported for the common stock on the NASDAQ National Market on May 3, 1999.

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Information by Reference

     The following documents, which we previously filed with the Securities and Exchange Commission, are incorporated and made a part of this registration statement by reference:

     1.   Our Annual Report on Form 10-K for the fiscal year ended June 30,
          1998.

     2. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998.

     3. Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998.

     4. Our Current Reports on Form 8-K dated November 2, 1998 and February 18, 1999.

     5. The description of our common stock contained in our Registration Statement on Form 8-A (Reg. No. 0-20839), which describes the terms, rights and provisions applicable to our common stock.

     In addition, we incorporate by reference in this registration statement all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all such securities then remaining unsold. Any statement contained herein or in any document incorporated by reference herein that is modified or superseded by a statement in any document subsequently filed by us will be deemed to be modified or superseded to the same extent for purposes of this registration statement.

Item 4. Description of Securities
          Not Applicable.
Item 5. Interest of Named Experts and Counsel
          Not Applicable.
Item 6. Indemnification of Officers and Directors

     Section 145 of the General Corporation Law of the State of Delaware, the DGCL, provides that a corporation may indemnify any person, including any officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify them against the expenses which such officer or director actually and reasonably incurred.

     Our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Pursuant to Section 102 (b) (7) of the DGCL, our Certificate of Incorporation eliminates such liability, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     We have purchased a directors' and officers' liability insurance policy. Our Bylaws provide for indemnification of our officers and directors to the fullest extent permitted by the applicable law. In addition, we have entered into indemnification agreements with each of our directors, pursuant to which they are entitled to advances for the costs of defending actions against them in addition to that provided by the indemnification provisions in the Certificate of Incorporation or our officers' and directors' insurance policy.

Item 7. Exemption From Registration Claimed

     Not Applicable.

Item 8. Exhibits

     The exhibits listed in the accompanying index to exhibits are filed or incorporated as a part of this registration statement.

Item 9. Undertakings

     We hereby undertake:

          (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 which is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, Texas, on May 5, 1999:

                                       DUPONT PHOTOMASKS, INC.

                                       By: /s/ J. Michael Hardinger
                                          -------------------------------------
                                          J. Michael Hardinger, Chairman
                                          and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints J. Michael Hardinger and David S. Gino, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (both pre-effective and post effective) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in multiple counterparts.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ J. Michael Hardinger
--------------------------
J. Michael Hardinger                                             May 5, 1999
Chairman and Chief Executive Officer, Director
(Principal Executive Officer)

/s/ David S. Gino
--------------------------
David S. Gino                                                    May 5, 1999
Executive Vice President-Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ John L. Doyle
--------------------------
John L. Doyle                                                    May 5, 1999
Director

/s/ John W. Himes
--------------------------
John W. Himes                                                    May 5, 1999
Director

/s/ John C. Hodgson
--------------------------
John C. Hodgson                                                  May 5, 1999
Director

/s/ Gary W. Pankonien
--------------------------
Gary W. Pankonien                                                May 5, 1999


Director


/s/ John C. Sargent
--------------------------
John C. Sargent                                                  May 5, 1999
Director

/s/ Marshall C. Turner
--------------------------
Marshall C. Turner                                               May 5, 1999
Director

/s/ Susan A. Vladuchick
--------------------------
Susan A. Vladuchick                                              May 5, 1999
Director

                                 INDEX TO EXHIBITS

An asterisk below indicates an exhibit previously filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, such exhibit being incorporated from the exhibits to the Form 10-K by reference.


Exhibit
Number    Description of Exhibit
 4.1      Instruments defining the Rights of Security holders. (Reference is made to our Registration Statement on Form 8-A (Reg. No. 0-20839),
          together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3 hereof.)

*4.2 1998 Employee Stock Purchase Plan [Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended June 30, 1998]

 5.1      Opinion of Brobeck, Phleger & Harrison LLP

23.1      Consent of PricewaterhouseCoopers LLP

23.2 Consent of Brobeck, Phleger & Harrison LLP [included in the firm's opinion filed as Exhibit 5.1]

24.1      Power of Attorney (see signature page of this Registration Statement)